UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 21, 2011

COLDWATER CREEK INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-21915 (Commission File Number)	82-0419266 (I.R.S. Employer Identification No.)

ONE COLDWATER CREEK DRIVE, SANDPOINT, IDAHO 83864

(Address of principal executive offices)

(208) 263-2266

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c) Principal Accounting Officer Appointment

On October 21, 2011, the Board of Directors (the “Board”) of Coldwater Creek Inc. (the “Company”) appointed Mark Haley as Vice President and Chief Accounting Officer, and in this position Mr. Haley serves as the Company’s principal accounting officer.  Prior to Mr. Haley’s appointment as the Company’s principal accounting officer, the Company’s Senior Vice President and Chief Financial Officer, James A. Bell, had been the Company’s principal accounting officer.

Mr. Haley, 43, has been Vice President - Controller of the Company since he joined the Company in September 2010 and his responsibilities have included all areas of accounting, internal controls and internal and external financial reporting.  Prior to joining the Company, Mr. Haley served from December 2007 to September 2010 as Senior Director of Financial Reporting for SUPERVALU Inc., where his responsibilities included corporate and benefits accounting, accounting policies, and internal and external financial reporting.  From July 1991 through December 2007, Mr. Haley was with Deloitte & Touche LLP, where he served in various roles, including Director - Assurance Services beginning in September 2006. Mr. Haley holds a B.S. in both accounting and finance from the University of Idaho and is a Certified Public Accountant in Idaho.

(e) Changes to Compensation

On October 21, 2011, the Compensation Committee of the Board approved an increase in the annual base salary of James A. Bell, Senior Vice President and Chief Financial Officer, from $375,000 to $450,000.

On October 21, 2011, the Compensation Committee of the Board approved an annual base salary for Mark Haley of $250,000 and a bonus target level of twenty-five percent (25%) of his annual base salary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 25, 2011

Coldwater Creek Inc.

/s/ James A. Bell
James A. Bell
Senior Vice President, Chief Financial Officer